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EXHIBIT 99.1
** NEWS RELEASE **


                         HOT TOPIC, INC. REPORTS JANUARY
                           COMP STORE SALES DOWN 2.5%

         CITY of INDUSTRY, CA, February 2, 2005 -- Hot Topic, Inc. (Nasdaq National Market: HOTT) today announced the following sales results through the end of its fiscal January (ended January 29, 2005):


                                                          Comparable Store
                            Net Sales                   Sales         % Change

                    Millions        % Increase        This Year        Last Year
January               $37.6             14%             -2.5%            4.7%

Fourth Quarter       $211.2             9%              -6.0%            8.5%

Fiscal Year          $656.4             15%             -2.9%            7.4%


         The company also stated that it is comfortable with the current consensus earnings estimate of $0.38 per diluted share for the fourth quarter of 2004.

         For more detailed information on January sales results, please call
(626) 709-1209 to listen to a recorded commentary. Additionally, a conference call to discuss fourth quarter results, business trends and other matters is scheduled for March 16, 2005 at 4:30 PM (ET). The conference call number is 800-370-0869, and will be accessible to all interested parties. It will also be webcast at www.companyboardroom.com. A replay will be available at 877-519-4471, pass code 5620263, for approximately two weeks.

         Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company's second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. The company currently operates 592 Hot Topic stores in all 50 states and Puerto Rico, 76 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

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     In addition to the historical information contained herein, this news release contains forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance, and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company's new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed in the company's SEC reports, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 31, 2004. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA
Mr. Jim McGinty, CFO (626) 839-4681 x2675